UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 4, 2021

Date of Report (Date of earliest event reported)

Lionheart Acquisition Corporation II

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39445	84-4117825
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4218 NE 2nd Avenue, Miami, FL	33137
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 573-3900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Units, each consisting of one share of Class A Common Stock and one-half of one Redeemable Warrant	LCAPU	The Nasdaq Capital Market LLC
Class A Common Stock, par value $0.0001 per share	LCAP	The Nasdaq Capital Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	LCAPW	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Trevor Barran from the Board of Directors and as Chief Operating Officer

On July 4, 2021, Trevor Barran, the Chief Operating Officer of Lionheart Acquisition Corporation II (the “Company”) and a member of the Company’s board of directors (the “Board”), notified the Chairman of the Board of his resignation from the Board and all other positions with the Company, effective immediately. There were no disagreements between Mr. Barran and the Company.

(c)	Appointment of Faquiry Diaz Cala to Chief Operating Officer

On July 5, 2021, the Board appointed Faquiry Diaz Cala to the position of Chief Operating Officer.

Faquiry Diaz Cala, 46, also serves as the Chief Investment Officer for Lionheart Capital, LLC and its affiliated entities. In this role, he leads the Mergers & Acquisitions and Corporate Strategy divisions. An investor and operator, over the past 25 years, Mr. Diaz Cala has held positions as an executive, board member, and observer at various public and private corporations in the US and internationally. Mr. Diaz Cala also serves as Chief of Mergers and Acquisitions and Corporate Strategy at BurgerFi International, Inc., where Ophir Sternberg serves as Executive Chairman. He has also served on the boards of several non-profit organizations and educational institutions. He is a graduate of the Wharton School at the University of Pennsylvania and resides in Miami, Florida.

Other than Mr. Diaz Cala’s purchase of 70,000 shares of the Company's Class B Common Stock, par value $0.0001 per share, from Lionheart Equities, LLC, the Company’s sponsor, in August 2020, Mr. Diaz Cala is not party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

(d)	Appointment of Thomas Hawkins to the Board of Directors

On July 5, 2021, the Board appointed Thomas Hawkins to fill the Board vacancy created by Mr. Barran’s resignation. In addition, the Board appointed Mr. Hawkins to serve on the Board’s Audit Committee and Compensation Committee. The Board determined that Mr. Hawkins is an “independent director” as contemplated by Nasdaq Listing Rule 5605(b)(1) and satisfies the applicable requirements for committee service set forth in the rules of the Securities and Exchange Commission and the Nasdaq Capital Market.

Thomas Hawkins, 57, is a highly skilled board member, board committee member, board secretary, general counsel and corporate development executive. Mr. Hawkins was instrumental in the start-up of three fledgling businesses led by entrepreneur Wayne Huizenga that grew into Fortune 500 organizations. He has completed hundreds of transactions including acquisitions of publicly traded and private companies, financings, divestitures, complex joint ventures and partnerships resulting in significant positive financial impact for investors. With experience in multiple industry verticals, Mr. Hawkins has served on boards, board committees and as board secretary in public and private corporations, advising boards on sophisticated transactions, risk and crisis management in highly regulated industries and developing corporate governance infrastructure. Mr. Hawkins helped develop the Legal division of Blockbuster, beginning his tenure there when there were only 23 stores, and was promoted to General Counsel early in his tenure. As General Counsel, he led the $8.5 billion sale to Viacom in 1994, with 5500 stores in 14 countries, and other film, production and distribution businesses, and the related tender for Paramount Communications. Mr. Hawkins also helped build the Corporate Development department at AutoNation that delivered over 300 transactions, $5 billion in acquisitions, and grew into the largest publicly traded automotive retailer. Acquisitions formed AutoNation’s dealer network and subsequent spin off companies including ANC Rental Corp., owner of National Car Rental and Alamo Car Rental, and Republic Services, a solid waste company. Mr. Hawkins also drove strategic alignment as member of the Executive Leadership Team for Mednax Health, a high growth, high margin healthcare company which experienced a 500% + market cap increase and 300% increase in revenue over 9 years, and Mr. Hawkins also initiated the Government Relations function for this highly regulated business and partnered in the launch of new service lines to fuel additional growth. In 2020, Mr. Hawkins served on the board of directors of a newly established private equity management company providing oversight for businesses engaged in the automotive retail, healthcare, technology enabled services and waste management industries. Mr. Hawkins currently serves on the board of directors of the Alumni Association of the University of Michigan and Jumptuit Inc., a data analytics technology company. Mr. Hawkins received his Juris Doctor from Northwestern University in 1986 and his A.B. in Political Science from the University of Michigan in 1983.

Mr. Hawkins will be compensated in accordance with the Company’s standard Board compensation policies and practices.

There were no arrangements or understandings between Mr. Hawkins and any other persons regarding his appointment to the Board, nor is Mr. Hawkins party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2021

LIONHEART ACQUISITION CORPORATION II

By:	/s/ Ophir Sternberg
Name:	Ophir Sternberg
Title:	Chairman, President and Chief Executive Officer